Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Happy City Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares of no par value	(1)	Other	6,000,000	$3.3450	$20,070,000.00	0.0001381	$2,771.66

Total Offering Amounts:							$20,070,000.00		2,771.66
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,771.66

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices ($3.47 and $3.22, respectively) of the registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on October 7, 2025.

The Registrant will not receive any proceeds from the sale of its Class A Ordinary Shares by the selling shareholders.

All the Class A Ordinary Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.